Exhibit (a)(5)(vii)

GRANTED
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

STATIONARY ENGINEERS LOCAL 39)
PENSION PLAN, Individually and on behalf of	)
himself and all others similarly situated,	)
)
Plaintiff,	)	Civil Action No. 4459-VCN
)
vs.	)
)
HEARST-ARGYLE TELEVISION, INC.; et al.,	)
)
Defendants.	)	EFiled: Apr 20 2009 4:10PM EDT

	)	Transaction ID 24774416
	)	2009 4:10PM EDT
	)	Case No. Multi-case
KAREN CHANA KUPFER, Individually and on	)
behalf of all others similarly situated, Plaintiff, vs. DAVID J. BARRETT, et al., Defendants.	) ) ) ) ) ) ) ) )	Civil Action No. 4460-VCN
)
ORDER OF CONSOLIDATION
     It appearing that the above-captioned actions involve the same subject matter, and that the administration of justice would be best served by consolidating the actions,

     IT IS HEREBY ORDERED this                      day of                     , 2009:
1.	The above-captioned actions shall be consolidated for all purposes.

2.	Hereafter, papers need only be filed in Civil Action No. 4459-VCN.

3.	The consolidated case caption shall be:

x

IN RE HEARST-ARGYLE TELEVISION, INC.	:	CONSOLIDATED
SHAREHOLDERS LITIGATION	:	C.A. No. 4459-VCN
x

     4. The law firms of SAXENA WHITE P.A., 2424 North Federal Highway, Suite 257, Boca Raton, FL 33431, and THE WEISER LAW FIRM, PC, 121 N. Wayne Avenue, Suite 100, Wayne, PA 19087, are designated as Plaintiffs’ Co-Lead Counsel.
     5. ROSENTHAL, MONHAIT & GODDESS, P.A., 919 Market Street Suite, Suite 1401, P.O. Box 1070, Wilmington, DE 19801, and RIGRODSKY & LONG, P.A., 919 Market Street Suite, Suite 980, Wilmington, Delaware 19801, are designated as Delaware Co-Liaison Counsel for Plaintiffs.
     6. All papers and documents previously served and filed in any of the cases consolidated herein are deemed a part of the record in the consolidated action. Plaintiffs shall cause to be filed as soon as practicable a consolidated amended complaint. Defendants need not respond to any other complaints filed in the constituent actions.
     7. SAXENA WHITE P.A. and THE WEISER LAW FIRM, PC shall set policy for Plaintiffs for the prosecution of this litigation, delegate and monitor the work performed by Plaintiffs’ attorneys to ensure that there is no duplication of effort or unnecessary expense, coordinate on behalf of Plaintiffs the initiation and conduct of discovery proceedings, and provide direction, supervision and coordination of all the activities of Plaintiffs’ counsel.

Vice Chancellor

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	Multi-case

File & Serve
Transaction ID:	24663487

Current Date:	Apr 20, 2009

Case Number:	Multi-case

Case Name:	Multi-case

Court Authorizer:	John Noble
/s/ Judge John Noble